EXHIBIT 4.1


SECURITIES PURCHASE AGREEMENT


THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between AMERICAN CHAMPION ENTERTAINMENT, INC., a Delaware corporation, with headquarters located at 1694 The Alameda, Suite 100, San Jose, CA 95126-2219 (the "Company"), and each entity named on a signature page hereto (each, a "Buyer")(each agreement with a Buyer being deemed a separate and independent agreement between the Company and such Buyer, except that each Buyer acknowledges and consents to the rights granted to each other Buyer under such agreement and the Transaction Agreements, as defined below, referred to therein).

        W I T N E S S E T H:

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 7% Convertible Debentures of the Company which will be convertible into shares of Common Stock, $.0001 par value per share of the Company (the "Common Stock"), upon the terms and subject to the conditions of such Convertible Debentures, together with the Warrants (as defined below) exercisable for the purchase of shares of Common Stock (the "Warrant Shares"), and subject to acceptance of this Agreement by the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      AGREEMENT TO PURCHASE; PURCHASE PRICE.

a.      Purchase; Certain Definitions.

(i) The undersigned hereby agrees to purchase from the Company 7% Convertible Debentures in the principal amount set forth on the Buyer's signature page of this Agreement (the "Debentures"), out of a total offering of $1,250,000 of such Debentures, and having the terms and conditions and being in the form attached hereto as Annex I. The purchase price for the Debentures shall be as set forth on the signature page hereto and shall be payable in United States Dollars.

(ii) As used herein, the term "Securities" means the Debentures, the Common Stock issuable upon conversion of the Debentures, the Warrants and the Warrant Shares.

(iii) As used herein, the term "Purchase Price" means the purchase price for the Debentures.

(iv) As used herein, the term "Closing Date" means the date of the closing of the purchase and sale of the Debentures, as provided herein.

(v) As used herein, the term "Effective Date" means the effective date of the Registration Statement covering the Registrable Securities (as those terms are defined in the Registration Rights Agreement defined below).

(vi) As used herein, the term "Market Price of the Common Stock" means the average closing bid price of the Common Stock for the lowest three (3) trading days (which need not be consecutive) during the ten (10) trading days ending on the trading day immediately before the date indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision), as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market.


b.      Form of Payment; Delivery of Debentures.

(i) The Buyer shall pay the Purchase Price for the Debentures by delivering immediately available good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the Joint Escrow Instructions attached hereto as Annex II (the "Joint Escrow Instructions") on the date prior to the Closing Date.

(ii) No later than the Closing Date, but in any event promptly following payment by the Buyer to the Escrow Agent of the Purchase Price, the Company shall deliver the Debentures and the Warrants, each duly executed on behalf of the Company, to the Escrow Agent.

(iii) By signing this Agreement, each of the Buyer and the Company, subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

c. Method of Payment. Payment into escrow of the Purchase Price shall be made by wire transfer of funds to:

        Bank of New York
        350 Fifth Avenue
        New York, New York 10001

        ABA# 021000018
        For credit to the account of Krieger & Prager LLP, Esqs.
        Account No.: [To be provided to the Buyer by Krieger &  Prager LLP]
        RE: American Champion Entertainment 12/99 Transaction

Not later than 5:00 p.m., New York time, on the date which is two (2) New York Stock Exchange trading days after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the Purchase Price for the Debentures in currently available funds. Time is of the essence with respect to such payment, and failure by the Buyer to make such payment, shall allow the Company to cancel this Agreement.

d. Escrow Property. The Purchase Price and the Debentures and Warrants delivered to the Escrow Agent as contemplated by Sections 1(b) and (c) hereof are referred to as the "Escrow Property."

2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

a. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement (as that term is defined in the Registration Rights Agreement defined below), the Buyer is purchasing the Debentures and the Warrants and will be acquiring the shares of Common Stock issuable upon conversion of the Debentures (the "Converted Shares") and the Warrant Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

c. All subsequent offers and sales of the Debentures and the shares of Common Stock representing the Converted Shares and the Warrant Shares (such Common Stock sometimes referred to as the "Shares") by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

d. The Buyer understands that the Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures. The Buyer represents and warrants that the address of its principal place of business is as set forth on the Buyer's signature page of this Agreement.

e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debentures and the offer of the Shares which have been requested by the Buyer, including Annex V hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, (2) Quarterly Reports on Form 10- QSB for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, (3) Proxy Statement for the Company's annual meeting of shareholders held on May 5, 1999 and Proxy Statement for the Company's special meeting of shareholders held on December 10, 1999, and (4) Registration Statement on Form S-3 filed with the SEC on December 13, 1999
(the "Company's SEC Documents").

f. The Buyer understands that its investment in the Securities involves a high degree of risk.

g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

h. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.


3.      COMPANY REPRESENTATIONS, ETC.

The Company represents and warrants to the Buyer that, except as provided in Annex V hereto:

a. Concerning the Debentures and the Shares. There are no preemptive rights of any stockholder of the Company, as such, to acquire the Debentures, the Warrants or the Shares.

b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of the Company and its subsidiaries taken as a whole. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act, and the Common Stock is listed and traded on The NASDAQ/SmallCap Market. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing.

c. Authorized Shares. The Company has sufficient authorized and unissued Shares as may be reasonably necessary to effect the conversion of the Debentures and to issue the Warrant Shares. The Converted Shares and the Warrant Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures or upon exercise of the Warrants, each in accordance with its respective terms, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

d. Securities Purchase Agreement; Registration Rights Agreement and Stock. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as Annex IV (the "Registration Rights Agreement"), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Debentures, the Warrants and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.


e. Non-contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock, except such conflict, breach or default which would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated herein.

f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained or that are contemplated by this Agreement to be obtained on a date after the date hereof.

g. SEC Filings. None of the Company's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Except for certain filings required to be filed by persons subject and pursuant to Section 16 of the 1934 Act, the Company has since November 1, 1998 timely filed all requisite forms, reports and exhibits thereto with the SEC.

h. Absence of Certain Changes. Since December 31, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company, except as disclosed in the Company's SEC Documents. Since December 31, 1998, except as provided in the Company's SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.



i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the Company's SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement or any of the agreements contemplated hereby (collectively, including this Agreement, the "Transaction Agreements"), or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Agreements.

j. Absence of Litigation. Except as set forth in the Company's SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business or financial condition, or results of operation of the Company and its subsidiaries taken as a whole or the transactions contemplated by any of the Transaction Agreements or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements.

k. Absence of Events of Default. Except as set forth in Section 3(e) hereof, no Event of Default (or its equivalent term), as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole.

l. Prior Issues. During the twelve (12) months preceding the date hereof, the Company has not issued any convertible securities. The presently outstanding unconverted principal amount of each such issuance as of the date of this Agreement is set forth in Annex V.

m. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Company's SEC Documents or those incurred in the ordinary course of the Company's business since December 31, 1998, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole. Except for the transactions contemplated by the Transaction Agreements, no event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the certificate of incorporation or other charter document or by-laws of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

n. No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

o. No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since November 1, 1998 made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

p. Dilution. The number of Shares issuable upon conversion of the Debentures and the exercise of the Warrants may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines prior to the conversion of the Debentures. The Company's executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Shares upon conversion of the Debentures and upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company, and the Company will honor every Notice of Conversion (as defined in the Debentures) relating to the conversion of the Debentures and every Notice of Exercise Form (as contemplated by the Warrants) relating to the exercise of the Warrants unless the Company is subject to an injunction (which injunction was not sought by the Company) prohibiting the Company from doing so.

4.      CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a. Transfer Restrictions. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933
Act and, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

b. Restrictive Legend. The Buyer acknowledges and agrees that the Debentures and the Warrants, and, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Closing Date.

d. Filings and Shareholder Consent. (i) The Company undertakes and agrees to make all necessary filings in connection with the sale of the Debentures to the Buyer under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

(ii) Subject to the conditions of the immediately following sentence, the Company undertakes and agrees to take all steps necessary to have a meeting and vote of the shareholders of the Company no later than the Meeting Date
(as defined below) regarding authorization of the Company's issuance to the holders of the Debentures and Warrants of shares of Common Stock in excess of twenty percent (20%) of the outstanding shares of Common Stock on the date of this Agreement in accordance with NASDAQ Rule 4310(c)(25)(H). The terms of the immediately preceding sentence shall apply only once the Company has issued, after the date of this Agreement, either (x) to the Holder Class Members of any specific Holder Class, shares of Common Stock which, in the aggregate equal or exceed seventy-five percent of the Conversion Limit of that Holder Class (as such terms are defined below), or (y) to any one or more holders of all Debentures contemplated by this Agreement shares of Common
Stock which, in the aggregate, equal or exceed ten percent (10%) of the outstanding shares of Common Stock on the date hereof. The earliest date on which the issuance of such shares contemplated by the immediately preceding sentence occurs shall constitute, with further notice from a Buyer, a "Meeting Requirement Date." The term "Meeting Date" means the date which is seventy-five
(75) days after the Meeting Requirement Date. The Company will recommend to the shareholders that such authorization be granted and will seek proxies from shareholders not attending the meeting (if such meeting is required to effectuate such authorization) naming a director or officer of the Company as such shareholder's proxy and directing the proxy to vote, or giving the proxy the authority to vote, in favor of such authorization. Upon determination that the shareholders have voted in favor of such authorization, the Company shall cause its counsel to issue to the Buyer an unqualified opinion (the "Authorization Opinion") that such authorization has been duly adopted by all necessary corporate action of the Company and that the Company will be able to issue, without restriction as to the number of such shares, all shares of Common Stock as may be issuable upon conversion of the Debentures and without any limits imposed by the Cap Regulations (as defined in the Debentures) adopted on or before and in effect on the date of the Authorization Opinion. The Authorization Opinion shall state that the Buyer may rely thereon in connection with the transactions contemplated by this Agreement and the other Transaction Agreements regarding its holdings of the Debentures. If, for any reason, (x) the Authorization Opinion is not issued within five (5) business days after such meeting, (y) the meeting is not held by the Meeting Date or
(z) the requisite shareholder approval is not obtained at the meeting, then in lieu of issuing any shares in violation of NASDAQ Rule 4310(c)(25)(H) or any of the other Cap Regulations, the Company shall redeem the outstanding Unconverted Debentures (as defined in the Debentures) as set forth in Section
6 of the Debenture within thirty (30) days after the Meeting Date.

(iii) In furtherance of the provisions of the immediately preceding subparagraph (ii) hereof, the Company (a) commits to using its best efforts to obtain any shareholder authorization contemplated by said subparagraph (ii), and (b) represents to the Buyer that the Company has obtained the binding irrevocable commitment or proxy (each, a "Principal Voter Proxy") of each Principal Voter (as defined below) that such Principal Voter will vote in favor of any shareholder authorization contemplated by said subparagraph (ii). Each Principal Voter Proxy shall be issued in favor of the Buyer or the Buyer's designee and shall state that, among other things, as a result of the Principal Voter's direct or indirect relationship to the Company on the date the Principal Voter Proxy is given, such Principal Voter Proxy is deemed coupled with an interest in favor of the Buyer. A "Principal Voter" is a person who meets any one or more of the following criteria: (A) a person who is a director or principal officer of the Company (each, a "Company Principal") and who, directly or indirectly, holds any shares of Common Stock of the Company;
(B) a spouse of a Company Principal who resides in the household of the Company Principal (a "Principal's Spouse") and who, directly or indirectly, holds any shares of Common Stock of the Company, (C) a parent, sibling or child of a Company Principal who resides in the household of a Company Principal or of a Principal's Spouse (each, a "Principal's Relative") and who, directly or indirectly, holds any shares of Common Stock or (D) any other person or entity, including, without limitation, for profit or non-profit corporations, partnerships and trusts, whose voting rights regarding Common Stock of the Company is subject to the direction, control or other influence of any Company Principal, Principal's Spouse or Principal's Relative. The Company will deliver such Principal Voter Proxies to the Buyer or the Buyer's designee within ten (10) business days after the Closing Date.

e. Reporting Status. So long as the Buyer beneficially owns any of the Debentures, the Company shall file all reports required to be filed by the Company with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not voluntarily terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. The Company will take all reasonable action under its control to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on The NASDAQ SmallCap Market and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. ("NASD") or The NASDAQ SmallCap Market.

f. Use of Proceeds. Unless otherwise consented by the Buyer, the Company shall use the proceeds from the sale of the Debentures (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees in connection with the sale of the Debentures) for internal working capital purposes, and, except as expressly provided herein, shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person, including any of its affiliates, or to repay any debt to any of its affiliates.

g. Certain Agreements. The Company covenants and agrees that it will not, without the prior written consent of the Buyer, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party on any date which is prior to one hundred twenty
(120) days after the Effective Date. The foregoing provisions shall not restrict the Company from issuing shares of Common Stock upon the exercise of
(x) certain warrants for the purchase of up to approximately 3,168,875 shares outstanding as of the date hereof and (y) certain options granted or be granted pursuant to the 1997 Stock Option Plan or the 1997 Non-Employee Directors Stock Option Plan.

h. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield two hundred percent (200%) of the number of shares of Common Stock issuable (i) at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures and (ii) upon exercise as may be required to satisfy the exercise rights of the Buyer pursuant to the terms and conditions of the Warrants.

i.      Warrants. The Company agrees to issue to the Buyer on the Closing
Date transferable, divisible warrants (the "Warrants") for the purchase of ten thousand (10,000) shares of Common Stock for every $100,000 principal of Debentures purchased by the Buyer. The Warrants shall bear an exercise price equal to one hundred twenty-five percent (125%) of the Market Price of the Common Stock on the Closing Date (the "Warrant Exercise Price"). The Warrants will expire on the third anniversary of the Closing Date. The Warrants shall be in the form annexed hereto as Annex VI, together with registration rights as provided in the Registration Rights Agreement.

j. Limitation on Conversions. Anything in the other provisions of this Agreement or any of the other Transaction Agreements to the contrary notwithstanding, the following provisions are applicable to conversion effected under the Debentures:

(i) Attached to this Agreement as Annex VIII is a schedule of all of the Buyers who were the original signatories to this Agreement (each, an "Original Holder") and the original principal amount (the "Original Debenture Amount") of the Debenture issued to each such Original Holder as contemplated by this Agreement (each, an "Original Debenture"). For identification purposes and for the purposes of this Section only, Annex VIII also identifies the "Holder Class" for each Original Debenture. Each Original Debenture will include an identification of its relevant Holder Class. Any reissue of an Original Debenture to the Original Holder or to any direct or indirect assignee or transferee of all or part of such Original Debenture shall include an identification of the same Holder Class. The Original Holder of each Holder Class and any other party at any time holding a Debenture of the same Holder Class are referred to collectively as the "Holder Class Members."
(ii) If and for so long as the Cap Regulations are applicable to limit the issuance of shares on conversion of the Debentures (but not thereafter), the number of shares that the Company will issue to all Holder Class Members of a specific Holder Class on conversion of the Debentures of that Holder Class shall not, in the aggregate, exceed the Conversion Limit (as defined below).

(iii) As of the Closing Date, the term "Conversion Limit" means the number of shares equal to (A) 19.99% of the number of outstanding shares of Common Stock of the Company as of the Closing Date, which number is specified on Annex V annexed hereto; provided, however, that such number is subject to adjustment for subsequent stock splits, stock dividends and other similar actions or transactions affecting the capital formation of the Company), multiplied by (B) the relevant Holder Class Allocable Share (as defined below).

(iv) If, for any reason whatsoever, there are no Debentures of a specific Holder Class outstanding (a "Closed Class"), the Company shall promptly give written notice (the "Closed Class Notice") of such fact to the then holders of outstanding Debentures of all other Holder Classes. The Closed Class Notice shall (A) identify the date on which the Holder Class became a Closed Class, and (B) specify both the number of shares issued, in the aggregate to all Holder Class Members of the Closed Class (the "Closed Class Issued Shares") and the most recent Conversion Limit that was applicable to the Closed Class (the "Closed Class Conversion Limit"). The term "Remaining Shares" means the excess, if any, of the Closed Class Conversion Limit over the Closed Class Issued Shares.

(v) The Conversion Limit in effect on the Closing Date or as subsequently adjusted as provided below shall be adjusted or further adjusted, as the case may be, on the next date on which there is a new Closed Class which results in Remaining Shares (a "Closed Class Date"). As of the Closed Class Date, the Conversion Limit then in effect will be adjusted for each Holder Class as to which there are still outstanding Debentures to be equal to the sum of (A) the Conversion Limit in effect immediately prior to the Closed Date, plus (B) the Remaining Share Conversion Limit (as defined below). The Conversion Limit, as so adjusted, shall then be deemed to be the Conversion Limit for all Holder Classes as to which Debentures are still outstanding on the relevant Closed Class Date, subject to further adjustment, as provided in this subparagraph
(v) in the event there is a subsequent Closed Class Date.

(vi) The "Remaining Share Conversion Limit" means the number of shares equal to (C) the Remaining Shares, multiplied by (D) the relevant Adjusted Holder Class Allocable Share (as defined below).

(vii) The term "Holder Class Allocable Share" means the fraction of which the numerator is the Original Debenture Amount of the relevant Holder Class and the denominator is the aggregate Original Debenture Amount of all Holder Classes.

(viii) The term "Adjusted Holder Class Allocable Share" means, with respect to each Holder Class as to which there are outstanding Debentures on the Closed Class Date, the fraction of which the numerator is the Original Debenture Amount of the relevant Holder Class and the denominator is the aggregate Original Debenture Amount of all Holder Classes as to which there are there are outstanding Debentures on the Closed Class Date.

(ix) Nothing in this Section 4(j) shall be deemed to (A) permit a transfer or assignment of the Debenture unless otherwise permitted by other provisions of this Agreement or the Debenture or (B) limit or otherwise modify the obligations of the Company to take certain actions or to make certain payments to the Buyer or other parties (such as but not necessarily limited to, actions with respect to the meeting contemplated by Section 4(d)(ii) hereof or payments on redemption of the Debentures), or adversely affect the rights of the Buyer or such other parties with respect thereto, as provided elsewhere in this Agreement, the Debentures or any of the other Transaction Agreements.

k.      Grant of Security Interest to Buyers.

(i) To secure its obligations to the Buyers and to all direct and indirect permitted transferees and assignees of their interests in this Agreement and the other Transaction Agreements, including, but not necessarily limited to, the Debentures (any one or more of the Buyers and such transferees and assignees individually and collectively referred to as the "Secured Party"), the Company (sometimes referred to as the "Debtor") hereby grants, conveys, transfers and assigns to the Secured Party a security interest in and to the Collateral (as defined in Annex VII hereto) to the fullest extent permissible under the Uniform Commercial Code or other governing security interests granted by debtors or obligors to creditors or obligees as in effect in each jurisdiction in which the Debtor's property may be found or deemed situate.

(ii) Solely for administrative convenience and not for any other purpose, each Secured Party has designated Krieger & Prager LLP as agent for the Secured Party for purposes of execution of and identification on any financing statement or similar instrument referring to or describing the Collateral. Such designation shall remain in effect until canceled by such Secured Party; provided, however, that such cancellation shall not affect the validity of any action theretofore taken by such agent pursuant to this provision. The Debtor acknowledges and agrees to honor such designation.

(iii) Additional terms relating to the grant of this security interest are specified in Annex VII annexed hereto, the terms of which are incorporated herein by reference as if set forth herein in full.

5.      TRANSFER AGENT INSTRUCTIONS.

a. Promptly following the delivery by the Buyer of the Purchase Price for the Debentures in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. The Company warrants that no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Shares under the 1933 Act will be given by the Company to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to
comply with all applicable securities laws upon resale of the Securities.   If
the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Converted Shares or the Warrant Shares, as the case may be, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

b. Subject to the completeness and accuracy of the Buyer's representations and warranties herein, upon the conversion of any Debentures by a person who is a non-U.S. Person, and following the expiration of any then applicable Restricted Period (as those terms are defined in Regulation S), the Company, shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of Buyer (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by Buyer) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Nothing in this Section 5, however, shall affect in any way Buyer's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

c. Subject to the provisions of this Agreement, the Company will permit the Buyer to exercise its right to convert the Debentures in the manner contemplated by the Debentures.

d. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date (as defined in the Debentures) could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond the Delivery Date):

                                Late Payment For Each
                            $10,000 of Debenture Principal
No. Business Days Late          Amount Being Converted

1                                       $100
2                                       $200
3                                       $300
4                                       $400
5                                       $500
6                                       $600
7                                       $700
8                                       $800
9                                       $900
10                                      $1,000
>10                                     $1,000 +$200 for each Business
                                        Day Late beyond 10 days

The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Buyer's right to pursue actual damages for the Company's failure to issue and deliver the Common Stock to the Buyer. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock by close of business on the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company, whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

e. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of a Debenture and after such Delivery Date, the holder of the Debentures being converted (a "Converting Holder") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a "Buy-In"), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

f. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Buyer by crediting the account of Buyer's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

g. The Company will authorize its transfer agent to give information relating to the Company directly to the Buyer or the Buyer's representatives
upon the request of the Buyer or any such representative.   The Company will
provide the Buyer with a copy of the authorization so given to the transfer agent.

6.      DELIVERY INSTRUCTIONS.

The Debentures shall be delivered by the Company to the Escrow Agent pursuant to Section 1(b) hereof, on a delivery against payment basis, subject to the specific provisions hereof, no later than on the Closing Date.

7.      CLOSING DATE.

a. The Closing Date shall occur on the date which is the first NYSE trading day after the fulfillment or waiver of all closing conditions pursuant to Sections 8 and 9 hereof or such other date and time as is mutually agreed upon by the Company and the Buyer.

b. The closing of the purchase and issuance of Debentures shall occur on the Closing Date at the offices of the Escrow Agent and shall take place no later than 12:00 Noon, New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.


c. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the Escrow Property only upon satisfaction of the conditions set forth in Sections 8 and 9 hereof.

8.      CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The Buyer understands that the Company's obligation to sell the Debentures to the Buyer pursuant to this Agreement on the Closing Date is conditioned upon:

a.      The execution and delivery of this Agreement by the  Buyer;

b. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the Debentures in accordance with this Agreement;

c. The accuracy on such Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date; and

d. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

9.      CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The Company understands that the Buyer's obligation to purchase the Debentures on the Closing Date is conditioned upon:

a. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company;

b. Delivery by the Company to the Escrow Agent of the Debentures and Warrants in accordance with this Agreement;

c. The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

d. On such Closing Date, the Registration Rights Agreement shall be in full force and effect and the Company shall not be in default thereunder;

e. On such Closing Date, the Buyer shall have received an opinion of counsel for the Company, dated such Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, substantially to the effect set forth in Annex III attached hereto;

f. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

g. From and after the date hereof to and including the Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the New York Stock Exchange or The NASDAQ/SmallCap Market shall not have been suspended or limited, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the Debentures.

10.     GOVERNING LAW:  MISCELLANEOUS.

a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

 i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

11. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the third business day after mailing by international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY:        AMERICAN CHAMPION ENTERTAINMENT, INC.
                   1694 The Alameda, Suite 100
                     San Jose, CA 95126-2219
                  Attn: Anthony K. Chan, President
                   Telephone No.: (408) 288-8199
                   Telecopier No.: (408) 288-8098

with a copy to:
                      Sichenzia Ross & Friedman
                  135 West 50th Street, 20th Floor
                         New York, NY 10020
                     Attn: Gregory Sichenzia, Esq.
                    Telephone No.: (212) 664-1200
                    Telecopier No.: (212) 664-7329

BUYER:       At the address set forth on the signature page of this Agreement.

with a copy to:
                       Krieger & Prager LLP, Esqs.
                        39 Broadway, Suite 1440
                           New York, NY 10006
                        Attn: Samuel Krieger, Esq.
                        New York, New York 10016
                     Telephone No.: (212) 363-2900
                     Telecopier No.: (212) 363-2999

ESCROW AGENT:          Krieger & Prager LLP, Esqs.
                        39 Broadway, Suite 1440
                           New York, NY 10006
                        Attn: Samuel Krieger, Esq.
                         New York, New York 10016
                     Telephone No.: (212) 363-2900
                     Telecopier No.: (212) 363-2999

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company's and the Buyer's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Debentures and payment of the Purchase Price, and shall inure to the benefit of the Buyer and the Company and their respective successors and assigns.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

AMOUNT AND PURCHASE PRICE OF DEBENTURES:     $_______________


        SIGNATURES FOR ENTITIES

IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this ____day of January, 2000.


________________________________           ______________________________

Address                                    Printed Name of Subscriber
________________________________
                                           By: __________________________

________________________________          (Signature of Authorized Person)

Telecopier No. _________________           ______________________________

________________________________           Printed Name and Title

________________________________
Jurisdiction of Incorporation
or Organization


As of the date set forth below, the undersigned hereby accepts this Agreement and represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf.




AMERICAN CHAMPION ENTERTAINMENT, INC.

By: ____________________________

Title:   President & CEO
Date: ____________________

Investors:

Amro International S.A.                         $500,000.00

The Endeavour Capital Fund S.A.                 $500,000.00

Esquire Trade and Finance                       $125,000.00

Austinvest Anstalt Balzers                      $125,000.00
                                               ______________

Total Original Debentures                     $1,250,000.00